Exhibit 4.11
Exclusive Business Cooperation Agreement
This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on June 23 2008 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Ku6 (Beijing) Technology Co., Ltd.
Address:	Room A402, Great Wall Computer Tower, No. Jia 38, Xueyuan Road, Haidian District, Beijing

Party B:	Ku6 (Beijing) Information Technology Co., Ltd.
Address:	Room A401, Great Wall Computer Tower, No. Jia 38, Xueyuan Road, Haidian District, Beijing
Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.
Whereas,
1.	Party A is a wholly-foreign-owned enterprise established in China, and has the necessary resources to provide technical and consulting services;
2.
Party B is a company with exclusively domestic capital registered in China, engaging in the value-added telecommunication services as approved by the relevant governmental authorities in China (collectively, the “Principal Business”);

3.
Party A and Party B entered into an Exclusive Business Cooperation Agreement dated April 11, 2007 (the “Original Exclusive Business Cooperation Agreement”), and the Parties now wish to amend certain provisions of the Original Exclusive Business Cooperation Agreement by executing this Agreement, which shall supersede and replace the Original Exclusive Business Cooperation Agreement upon execution;

4.
Party A is willing to provide Party B with technical support, consulting services and other commercial services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A
1.1
Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all necessary services within the scope of the Principal Business as may be determined from time to time by Party A, such as but not limited to technical services, business consultations, equipment or property usage, marketing consultancy, system integration, product research and development, and system maintenance.

1.2
Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3	Service Providing Methodology
1.3.1
Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further technical service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.3.2
To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into other agreements with Party A or any other party designated by Party A based on the needs of the business of Party B.

1.3.3
Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets of Party B, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. In this case, the Parties shall enter into a separate assets transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.	The Calculation and Payment of the Service Fees
Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A fees (the “Service Fees”) equal to 100% of the net income of Party B. The Service Fees shall be due and payable on a monthly basis; upon the prior written consent by the board of directors of Party A, the rate of Service Fees may be adjusted pursuant to the operational needs of Party B. Within 30 days after the end of each month, Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such month, including the net income of Party B during such month (the “Monthly Net Income”), and (b) pay 100% of such Monthly Net Income to Party A (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the net income of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by Party B to Party A in such fiscal year.
3.	Intellectual Property Rights and Confidentiality Clauses
3.1
Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A in its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2
The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representations and Warranties
4.1	Party A hereby represents and warrants as follows:
4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China.
4.1.2
Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution and performance of this Agreement. Party A’s execution and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.
4.2	Party B hereby represents and warrants as follows:
4.2.1
Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner;

4.2.2
Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution and performance of this Agreement. Party B’s execution and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Term
5.1
This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years. After the execution of this Agreement, both Parties shall review this Agreement every 3 months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2
The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	Termination
6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.
6.2
During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.
7.	Governing Law and Resolution of Disputes
7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2
In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

7.3
Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Indemnification
Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.
9.	Notices
9.1
All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1
Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Ku6 (Beijing) Technology Co., Ltd.

Address:	Room A402, Great Wall Computer Tower, No. Jia 38, Xueyuan Road, Haidian District, Beijing

Attn:	Shanyou Li
Phone:	010-62361818
Facsimile:	010- 62368882

Party B:	Ku6 (Beijing) Information Technology Co., Ltd.

Address:	Room A401, Great Wall Computer Tower, No. Jia 38, Xueyuan Road, Haidian District, Beijing

Attn:	Shanyou Li
Phone:	010-62682933
Facsimile:	010-62682916
9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.
10.	Assignment
10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.
10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.
11.	Severability
In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Entire Agreement
Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement, together with all the exhibits hereto and thereto, shall constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Original Exclusive Business Cooperation Agreement relating to the matters set forth herein, which shall be null and void and have no force or effect whatsoever as of the date of this Agreement.
13.	Amendments and Supplements
Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.
14.	Language and Counterparts
This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Ku6 (Beijing) Technology Co., Ltd.

By:
Name: Shanyou Li
Title: Legal Representative

Party C: Ku6 (Beijing) Information Technology Co., Ltd.

By:
Name: Shanyou Li
Title: Legal Representative